CynergisTek, Inc. Acquires Backbone Consultants to Bolster its Market Position as a Leader in Cybersecurity, Compliance, and Data Privacy

Acquisition Adds Security, IT Audit, and Data Privacy Capabilities to its Growing Managed Professional Service Offerings

Austin, TX — November 1, 2019 – CynergisTek, Inc., (NYSE AMERICAN: CTEK), a leader in cybersecurity, privacy, and compliance, today announced that it has acquired Backbone Enterprises, Inc. DBA Backbone Consultants, an industry leader in IT risk advisory services. The acquisition expands CynergisTek’s cybersecurity, privacy, and IT risk advisory services and is consistent with CynergisTek’s strategic plan to grow managed services through targeted, accretive acquisitions.

“Backbone Consultants’ suite of services will immediately complement our entire portfolio as well as provide additional IT risk audit services and GDPR readiness, and prepare us for the opportunity with the California Consumer Privacy Act,” said Caleb Barlow, CEO and President of CynergisTek. “We will look to leverage CynergisTek’s existing client base to cross-sell our services, leverage our back office to bring more efficiency and support to the Backbone team, and look to convert Backbone’s annual audits into a managed service. We’re thrilled that Backbone is part of CynergisTek and are excited to support its continued growth, customers, and employees.”

“Our highly skilled security, IT audit, and data privacy professionals will be a perfect fit within CynergisTek where our customers and employees will see an immediate benefit from CynergisTek’s national presence,” said Walter Zuniga, Managing Partner at Backbone Consultants. “We look forward to continuing our success in the cybersecurity, IT audit, and privacy compliance market as we utilize the strengths of CynergisTek.”

With a history of strong recurring revenue growth, Backbone Consultants generated approximately $3.6 million in revenues over the last 12 months of operations and CynergisTek believes the acquisition will be immediately accretive to its earnings. Backbone Consultants’ leadership team is comprised of three former Big Four consulting leaders and 14 security, privacy, and IT audit experts. In addition, Backbone brings multi-year contracts with a diverse and growing customer base in both healthcare and non-healthcare, including two Fortune 1,000 EHR vendors and one of the largest medical device manufacturers in the market.

With the acquisition of Backbone Consultants, CynergisTek is directly at the intersection of patient privacy, information security, and the opioid crisis. Providers are required to have recurring third-party audits to offer electronic prescriptions for controlled substances (EPCS). Backbone’s EPCS audit service validates that the systems and processes used for electronic

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prescriptions meet required security requirements set by the DEA. In addition, CynergisTek’s privacy monitoring practice allows for efficient identification of drug diversion or insider threats by constantly monitoring patient and prescription records to identify unusual patterns of behavior.

Initial consideration of approximately $7.0 million consists of $5.5 million in cash and $1.5 million in CynergisTek common stock. Additional earn-out consideration of up to $4 million over three years could be triggered if Backbone Consultants meets specified financial criteria.

More information about the transaction will be available in a Current Report on Form 8-K, which will be promptly filed with the SEC, as well as on CynergisTek's 100 Day CEO Strategy Call and Webcast, to be held on November 5, 2019, at 1:00 pm Eastern Time.

Strategy Call

Date: Tuesday, November 5, 2019
Time: 1:00 pm Eastern Time / 10:00 am Pacific Time

Toll Free: 1-888-220-8451
Toll/International: 1-323-794-2588
Conference ID: 8425531
Webcast: http://public.viavid.com/index.php?id=136932

A replay of the call will be available from 4:00 pm ET on November 5, 2019, to 11:59 pm ET on November 12, 2019. To access the replay, please dial 1-844-512-2921 from the U.S. and 1-412-317-6671 from outside the U.S. The PIN is 8425531.

About Backbone Enterprises, Inc.

Backbone Consultants has progressively built its reputation on delivering premium quality Information Technology (IT) Risk Advisory Services while supplying best-in-class customer service to our business partners. Originally established by Walter Zuniga in 2008, the company has developed a strong expertise in the areas of cybersecurity, IT audit, and data privacy. Backbone has been successful in building a strong client base with multiple Fortune 1,000 companies.

About CynergisTek, Inc.

CynergisTek is a top-ranked cybersecurity, privacy, and compliance management consulting firm dedicated to serving the healthcare industry. CynergisTek offers specialized services and solutions to help organizations achieve privacy, security, and compliance goals. Since 2004, the company has served as a partner to hundreds of healthcare organizations and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been named in numerous research reports as one of the top firms that provider

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organizations turn to for privacy and security and won the 2017 Best in KLAS award for Cybersecurity Advisory Services.

Forward-Looking Statements

This release contains certain forward-looking statements relating to the business of CynergisTek that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/service development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CynergisTek is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Investor Relations Contact:

CynergisTek, Inc.

Bryan Flynn

(949) 382-1419

InvestorRelations@cynergistek.com

Media Contact:

Aria Marketing

Danielle Johns

(617) 332-9999 x241

djohns@ariamarketing.com

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